AMENDMENT TO CONVERTIBLE

SENIOR SUBORDINATED SECURED NOTES

AND NOTE SUBSCRIPTION AGREEMENT

This AMENDMENT TO CONVERTIBLE SENIOR SUBORDINATED SECURED NOTES AND NOTE SUBSCRIPTION AGREEMENT (the “Amendment”), by and among SKINNY NUTRITIONAL CORP., a Nevada corporation (the “Company”), and the holders (each a “Holder”, and collectively, the “Holders”) of the Convertible Senior Subordinated Secured Notes (the “Convertible Notes”) sold and issued by the Company to Holders pursuant to the Subscription Agreement (as such term is defined in the Convertible Note), is entered into and shall be effective as of the date when it has been executed by the Company and Holders of fifty-one percent (51%) or more of the outstanding principal amount of all outstanding Convertible Notes (such date, the “Effective Date”).

WITNESSETH:

WHEREAS, the Holders purchased from the Company under the Subscription Agreements the Convertible Notes in the aggregate principal amount of $705,000;

WHEREAS, the Company is proposing to enter into a financing transaction with a new investor (or several affiliated new investors) (the “New Investor”) which involves (i) (A) an initial bridge financing of $1,000,000 involving the sale of notes and (B) a follow on bridge financing of $3,000,000 of notes and units comprised of a new series of senior preferred stock (the “Senior Preferred”) and common stock (such Preferred Stock and common Stock referred to as “Units”); (ii) an equity financing consisting of additional Units (the “New Unit Financing”); and (iii) the provision of a senior debt facility (the “Senior Debt Facility” and, together with the New Bridge Financing and the New Unit Financing, the “New Financing”) substantially as described in the term sheet attached to this Amendment as Schedule 1 (the “New Financing Term Sheet”);

WHEREAS, under the terms of the Convertible Notes, the New Financing could cause an automatic conversion of the Convertible Notes into one or more of the securities to be issued in the New Financing;

WHEREAS, as a condition to the New Financing, the New Investor has required that (i) the Convertible Notes be amended so that the Convertible Notes do not convert into any of the securities issued in the New Financing or the obligation to provide the Senior Debt Facility, (ii) the Convertible Notes be converted at the closing of the New Unit Financing into a convertible preferred equity security which will be junior to the Senior Preferred as described below (the “Junior Preferred”) and (iii) any anti-dilution adjustments in the Convertible Notes as a result of the New Financing be waived;

WHEREAS, The Board of Directors of the Company (the “Board”) has considered the need of the Company for the New Financing and has determined that it is in the best interests of the stockholders of the Company to obtain the New Financing and is accordingly requesting that the holders of Convertible Notes agree to the amendment of the Convertible Notes as described set forth herein;

WHEREAS, there currently exists a default (the “Existing Default”) under the Convertible Notes as a result of the non-payment of interest which was due on April 30, 2012; and

WHEREAS, the Holders believe that it is in the best interests of the Company to obtain the New Financing and accordingly the Company and the Holders desire to amend the Convertible Notes, waive the Existing Default and amend the Subscription Agreement to accomplish the foregoing.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

SECTION 1 Definitions. As used herein (whether above or below), terms that are defined herein shall have the meanings as so defined, and terms not so defined shall have the meanings as set forth in the Convertible Notes or the Subscription Agreements, as applicable. In addition, Section 10 of each Convertible Note is hereby amended to add the following definitions:

“Junior Preferred” means a convertible preferred equity security which will be junior to the Senior Preferred (as defined within the definition of “New Financing” herein) with terms substantially as set forth on the Junior Preferred Term Sheet attached to this Amendment to the Convertible Notes as Schedule 1, as well as such other normal and customary terms which the Board of Directors deems necessary and appropriate to create and fully define the terms of the Junior Preferred and to subordinate it to the rights of the Senior Preferred.

“Junior Preferred Conversion Rate” means that conversion ratio which results in each Convertible Note converting into that number of shares of Junior Preferred having an aggregate liquidation preference as of the date of conversion equal to one hundred twenty percent (120%) of the aggregate principal amount plus accrued but unpaid (and unwaived) interest of such Convertible Note as of the date of conversion.

“New Financing” means the proposed financing transaction with a new investor (or several affiliated new investors) (the “New Investor”) which involves: (i) (A) an initial bridge financing of $1,000,000 involving the sale of notes and (B) a follow on bridge financing of $3,000,000 of notes and units comprised of a new series of senior preferred stock (the “Senior Preferred”) and common stock (such Preferred Stock and common Stock referred to as “Units”); (ii) an equity financing consisting of additional Units (the “New Unit Financing”); and (ii) an equity financing consisting of a new series of senior preferred stock (the “Senior Preferred”) and common stock (the “New Unit Financing”); and (iii) the provision of a senior debt facility (the “Senior Debt Facility”) substantially on the terms set forth in the Term Sheet attached to this Amendment to the Convertible Notes as Schedule 1. Notwithstanding anything herein to the contrary, the New Financing shall be deemed a Next Financing for all purposes hereunder.

SECTION 2  Principal and Interest. Section 2 of each of the Convertible Notes shall be amended to add the following new clause (e):

(e)          Waiver of Interest. Notwithstanding the provisions of Section 2(c) above, and provided that the Next Financing is completed on or before October 30, 2012, no Interest shall accrue or be due or payable with respect to this Convertible Note for the period from May 1, 2012 to October 30, 2012.

SECTION 3.  Amendments to Optional Conversion Provisions of Convertible Notes.  Sections 3(e)(4)(C) and 3 (j) of the Convertible Notes are hereby amended and restated in its entirety as follows:

3(e)(4)(C)         As used herein, “Exempt Issuance” means the issuance of (i) shares of Common Stock or Options or Convertible Securities to employees, officers, consultants, service providers or directors of the Company approved by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (ii) Common Stock, Convertible Securities, warrants, or Options (1) upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding as of the date of the Subscription Agreement, or (2) pursuant to other rights or agreements binding on the Company as of the date of the Subscription Agreement; provided that such securities have not been amended since the date of the Subscription Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities; (iii) shares of Common Stock issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock; (iv) shares of Common Stock, Convertible Securities, warrants or Options in connection with transactions with vendors, suppliers, lenders or other commercial partners, the terms of which are approved by the Board of Directors, and in each case, the primary purpose of which is not to raise equity capital; (v) shares of Common Stock, Convertible Securities, warrants or Options in connection with transactions pursuant to which the Company transfers or assigns liabilities, claims or contract rights; (vi) shares of Common Stock, Convertible Securities, warrants or Options issued pursuant to mergers, acquisitions, asset sales or strategic alliances approved by a majority of the disinterested directors of the Company, provided that any such issuance shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising equity capital; (vii) shares of Common Stock, Convertible Securities, warrants or Options issued pursuant to the Subscription Agreement or upon the exercise of the Unit Warrants issued pursuant to the Subscription Agreement or upon the conversion of the Convertible Notes issued pursuant to the Subscription Agreement; and (viii) securities issued or issuable in connection with, or contemplated by the New Financing (including, for the avoidance of doubt, notes and Common Stock issued in the New Bridge Financing and Senior Preferred and Common Stock issued in the New Unit Financing); provided that such transaction is completed on or before October 30, 2012.

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3(j)         Registration Rights. The Holder shall be entitled to all of the rights and subject to all of the obligations regarding registration of the shares of Common Stock issuable upon the conversion of this Convertible Note as described in Article V in the Subscription Agreement; provided, however, the Holder hereby agrees that (i) the Company shall not be required to include any Registrable Securities in any registration statement filed by the Company on behalf of, or as a requirement to, the New Financing; provided that such transaction is completed on or before October 30, 2012 and (ii) the right of any Holder to include Registrable Securities in any registration statement shall be subordinated to any registration rights granted by the Company to the New Investor in the New Financing (such that, in the event the underwriter for any registration determines in good faith that marketing factors require the exclusion of some or all of the securities requested to be included in such registration, the Registrable Securities of the Holders may be excluded before the exclusion of any securities requested to be included by the holders of securities issued in the New Financing).

SECTION 4.  Amendment to Mandatory Conversion. Section 4 of the Convertible Notes is hereby amended to add the following clause (d) thereto:

4(d)         Notwithstanding anything to the contrary contained in this Section 4, in the event that the company consummates the New Financing, then the principal and interest due and payable on this Convertible Note shall be mandatorily converted at the closing of the New Unit Financing, without any further action or consent required on the part of any Holder, into shares of Junior Preferred. The number of shares of Junior Preferred which shall be issued to a Holder of a Convertible Note shall be determined by dividing the entire unpaid principal amount of this Convertible Note, plus the accrued but unpaid interest thereon, at the Junior Preferred Conversion Rate. This Section 4(k) shall supersede Section 3 and Section 4(a) through (c) with respect to the New Financing. The Holder shall be deemed to be, and treated as, a holder of such number of shares of Junior Preferred as to which this Convertible Note is convertible effective upon the closing of the New Unit Financing. As of such time, this Convertible Note shall solely represent the right to receive that number of shares of Junior Preferred into which it is convertible and this Convertible Note shall be deemed cancelled. Each Holder shall return its Convertible Note to the Company for cancellation in connection with the closing of the New Unit Financing and execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give such further assurances as shall be reasonably requested by the Company to accomplish the conversion of the Convertible Note into the Junior Preferred hereunder.

SECTION 5.  Effect of Amendment. This Amendment is effective as of the Effective Date and as of such date, (i) the applicable portions of this Amendment shall be a part of each Convertible Note, as amended hereby, and (ii) each reference in any Convertible Note, Subscription Agreement or other document entered into in connection with the Convertible Note to “this Note”, “this Convertible Note”, “hereof”, “hereunder”, or words of like import, shall mean and be a reference to the Convertible Notes as amended hereby. The Subscription Agreement shall be deemed amended in a manner corresponding to the amendments of the Convertible Notes set forth above so that, for example, Sections 1.1 and 1.3 of the Subscription Agreement is amended to contemplate and allow the mandatory conversion of the Convertible Notes described in Section 4(d) of the Convertible Note set forth above. The Holder acknowledges and agrees that the New Bridge Notes to be sold in the New Bridge Financing in the aggregate principal amount not to exceed $4,000,000 shall be deemed to constitute “Senior Indebtedness” and “Permitted Indebtedness” under the Security Agreement. Except as expressly amended hereby, each of the Convertible Notes shall remain unmodified and in full force and effect and are hereby ratified and confirmed by the parties hereto. Notwithstanding anything to the contrary herein, this Amendment shall be of no force or effect if the Company fails to complete the New Financing on substantially the terms as described in the New Financing Term Sheet.

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SECTION 6. Consent. Each of the Holders executing this Amendment hereby consents to the terms of the amendments to the Convertible Notes and Subscription Agreement contained in this Amendment. This Amendment is not intended to serve as, and shall not be construed by operation of law or otherwise, as a novation of the Convertible Notes. Except as provided herein, the terms and conditions of the Convertible Note shall remain in full force and effect.

SECTION 7. Governing Law; Miscellaneous.

(a)    This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of law.

(b)   Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment. This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

(c) Each Holder hereby represents that it is the owner of the Convertible Note issued to it and that such Convertible Note has not been assigned, pledged or otherwise transferred. Each Holder agrees that this Amendment shall be affixed by each Holder to its Convertible Note and become a part thereof.

(d) This Amendment contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior arrangements and understandings between the parties, both written or oral, with respect to its subject matter. This Amendment may not be amended or modified except in the manner for amendment of the Convertible Notes as set forth therein. The observance of any term of this Amendment may be waived (either generally or in a particular instance and either retroactively or prospectively) in the manner set forth in the Convertible Notes. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same. No waivers of or exceptions to any term, condition, or provision of this Amendment, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision. This Amendment shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(e) This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) The Holder has been advised and had the opportunity to consult with an attorney or other advisor prior to executing this Amendment. The undersigned Note Holder understand, confirms and agrees that counsel to the Company is not acting as counsel to the Holder and the undersigned Holder has not relied upon any legal advice except as provided by its own counsel.

[Signature Page Follows]

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WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date set forth below.

Dated as of May 21, 2011	SKINNY NUTRITIONAL CORP.

By:
Michael Salaman
Chief Executive Officer

ACCEPTED AND AGREED:

HOLDER:

May ____, 2012

FOR INDIVIDUAL HOLDERS

Print Name:

Individual Holder Signature:

Principal Amount of Convertible Notes: $__________________________

FOR HOLDERS WHICH ARE ENTITIES

The undersigned person executing this Agreement represents that he or she has been duly authorized by the named entity to execute this Agreement on behalf of such entity.

Print Name of Entity:

By:
Name:
Title:

Principal Amount of Convertible Notes: $__________________________

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Summary of Junior Preferred

Deemed Issue and Liquidation Price:	$846,000 (120% of the outstanding principal amount of the Existing Notes)

Redemption:	Mandatory redemption on date which is 5 years from date of issue, subject to the prior redemption in full of the senior preferred stock to be sold in the next financing (“New Financing Preferred”).

Redemption Price:	Issue Price ($846,000) plus accrued and unpaid dividends.

Issue Date:	Upon closing of the issuance of the New Financing Preferred in the New Financing; provided the New Financing is completed prior to October 30, 2012.

Liquidation Preference:	1 times the Issue Price ($846,000) plus accrued but unpaid dividends, junior in right of payment to the New Financing Preferred.

Liquidation Events:	Same as liquidation events as defined in New Financing Preferred: any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”) or, a sale or exclusive lease of all or substantially all of the assets of the Company or an acquisition of the Company by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the stockholders of the Company immediately preceding such transaction own, following such transaction, less than a majority of the voting securities of the Company (a “Deemed Liquidation Event”)

Dividend:	6% per annum, payable on the earliest of (i) the closing of a Qualified Public Offering (as defined below under “Mandatory Redemption”) (ii) a Liquidation Event, including the closing of a Deemed Liquidation Event, (iii) the redemption of the Junior Preferred or (iv) semi-annually to the extent that funds are legally available therefor as determined by the Board in good faith, in any case, junior in right of payment to the New Financing Preferred.

Conversion Rate to Common Stock:

Convertible into the Company’s Common Stock representing 6.1% of the issued and outstanding Common Stock (determined as of the closing of Next Financing following any required shareholder approval of terms of Next Financing) (subject to dilution).

Convertible at any time at option of holder.

Mandatory conversion into Common Stock upon the completion by the Company of a firmly underwritten public offering of Common Stock after which the Common Stock is listed and traded primarily on the New York Stock Exchange or the NASDAQ global market raising net proceeds to the Company of $20 million or more and at an offering price per share greater than or equal to the per share conversion price of the Junior Preferred. The Junior Preferred will also be automatically converted into Common Stock upon the affirmative vote of the holders of the majority of the outstanding shares of Junior Preferred.

Anti-dilution Adjustments:

While Junior Preferred is issued and outstanding, holders shall be entitled to adjustment in the number of shares of Common Stock into which the Junior Preferred is convertible for corporate events such as stock splits, mergers, consolidations and stock dividends. No price based anti-dilution adjustments for issuances of securities by the Company.

Voting Rights:	Holders of Junior Preferred shall be entitled to vote with holders of the Company’s Common stock on an as converted basis on all matters submitted to a vote of shareholders, and shall only have a class vote on such matters as may be required under Nevada law.

Amendments to Junior Preferred:	Any amendment to the terms of the Junior Preferred shall require consent or approval of holders of at least a majority of the outstanding shares of Junior Preferred.

Registration Rights:	Holders of Junior Preferred Stock shall be entitled to usual and customary piggyback registration rights to provide for the Company to register for resale the shares of Common Stock underlying the Junior Preferred for resale by the holders under the Securities Act of 1933, as amended; provided that, such rights shall be subordinated to the registration rights of the investors in the Next Financing.